Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-104444,

333-104444-01 and 333-104444-02

Pricing Supplement No. 3 dated June 30, 2003

to the Prospectus dated April 25, 2003 and

the Prospectus Supplement dated April 25, 2003.

$500,000,000

PRUDENTIAL FINANCIAL, INC.

4.50% MEDIUM-TERM NOTES, SERIES B,

DUE JULY 15, 2013

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:	Banc of America Securities LLC	$77,500,000
	Citigroup Global Markets Inc.	77,500,000
	J.P. Morgan Securities Inc.	58,750,000
	Wachovia Capital Markets, LLC	77,500,000
	Bear Stearns & Co. Inc.	18,750,000
	Credit Suisse First Boston LLC	18,750,000
	Deutsche Bank Securities Inc.	18,750,000
	Goldman, Sachs & Co.	18,750,000
	Lehman Brothers Inc.	18,750,000
	Morgan Stanley & Co. Incorporated	18,750,000
	ABN AMRO Incorporated	8,750,000
	BNY Capital Markets, Inc.	8,750,000
	Banc One Capital Markets, Inc.	8,750,000
	Barclays Capital	8,750,000
	Blaylock & Partners, L.P.	8,750,000
	BNP Paribas Securities Corp.	8,750,000
	Fleet Securities, Inc.	8,750,000
	Muriel Siebert & Co., Inc.	8,750,000
	Samuel A. Ramirez & Co., Inc.	8,750,000
	UBS Securities LLC	8,750,000
	The Williams Capital Group, L.P.	8,750,000

	TOTAL	$500,000,000

STATED MATURITY:    July 15, 2013

SPECIFIED CURRENCY:    U.S. Dollars

principal:    U.S. Dollars

interest:    U.S. Dollars

exchange rate agent:    not applicable

ORIGINAL ISSUE DATE:    July 7, 2003

ORIGINAL ISSUE PRICE:    99.831%

UNDERWRITERS COMMISSION:    0.625%

NET PROCEEDS TO PRUDENTIAL FINANCIAL:    99.206% or $496,030,000

ORIGINAL ISSUE DISCOUNT NOTE:    Not applicable

FORM OF NOTE:

master global form only:    Yes

non-global form available:

CUSIP No. 74432QAB1

REDEMPTION AND REPAYMENT:    Not applicable

INTEREST RATE IS FIXED:    Yes

annual rate:    4.50%

interest payment dates:    January 15 and July 15, commencing January 15, 2004

Regular Record Dates:    January 1 and July 1

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:    Yes

covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:    Yes

J.P. Morgan Securities Inc. (“JPMorgan”) and Banc of America Securities LLC (“Banc of America”) will make the securities available for distribution on the Internet through a proprietary website and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and Banc of America, on the one hand, and their customers, on the other hand, and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Banc of America based on transactions JPMorgan and Banc of America conduct through the system. JPMorgan and Banc of America will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

The following information updates litigation disclosure found on pages 62 and 63 in “Item 3. Legal Proceedings —Corporate and Other Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002:

A consolidated appeal was brought in the Appellate Division of the Superior Court of New Jersey (the “Appellate Division”) challenging the October 15, 2001, Decision and Order of the New Jersey Commissioner of Banking and Insurance (the “Commissioner”) that approved The Prudential Insurance Company of America’s Plan of Reorganization (the “Plan”), including its provision for distribution of demutualization consideration to non-participating policyholders. On June 27, 2003, the Appellate Division affirmed the Commissioner’s Order, held that the Plan complied with all applicable law and denied appellants’ constitutional challenges. The appellants may attempt to appeal to the Supreme Court of New Jersey.

The last paragraph before the “United States Alien Holders” section on page S-33 of the Prospectus Supplement, dated April 25, 2003, to the Prospectus, dated April 25, 2003 is amended to read in its entirety as follows:

Capital gain of a noncorporate United States holder, that is realized before January 1, 2009, is generally taxed at a maximum rate of 15% where the property is held more than one year.

Prudential Financial, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters will be approximately $139,000.

Banc of America Securities LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Wachovia Capital Markets, LLC

Bear Stearns & Co. Inc.

Credit Suisse First Boston LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Lehman Brothers Inc.

Morgan Stanley & Co. Incorporated

ABN AMRO Incorporated

BNY Capital Markets, Inc.

Banc One Capital Markets, Inc.

Barclays Capital

Blaylock & Partners, L.P.

BNP Paribas Securities Corp.

Fleet Securities, Inc.

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Co., Inc.

UBS Securities LLC

The Williams Capital Group, L.P.

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